UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

GREENHUNTER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33893 (Commission File Number)	20-4864036 (IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS (Address of principal executive offices)		76051 (Zip Code)
Registrant’s telephone number, including area code: (972) 410-1044

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 28, 2008, GreenHunter Energy Inc., a Delaware corporation (“GreenHunter”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Aspire Oil Services Limited, a company organized under the laws of Scotland (“Aspire”). Pursuant to the Purchase Agreement, GreenHunter will acquire 100% of the outstanding membership interests of L&L Holdings (Louisiana), L.L.C., a Delaware limited liability company (the “Company”), for a total purchase price of approximately $27.5 million, subject to customary adjustments. The transaction is expected to close in December 2008.
GreenHunter and Aspire each have made customary representations, warranties and covenants in the Purchase Agreement. Completion of the transaction contemplated by the Purchase Agreement is also subject to customary closing conditions, including a closing condition that there has not been a material adverse effect with respect to the Company or any of its subsidiaries since the date of the Purchase Agreement. “Material adverse effect” is defined generally in the Purchase Agreement as an event or circumstance that has had or is expected to have a material and adverse effect on the business, assets, operations or financial condition of the Company or its subsidiaries taken as a whole.
The acquisition of the Company, together with its wholly-owned subsidiary L&L Oil and Gas Services, L.L.C. based out of Metairie, Louisiana (collectively referred to as “L&L”), includes seventeen strategically-located facilities along the coast of the Gulf of Mexico in Louisiana and Texas, including deepwater terminaling assets in three different locations, which primarily service the offshore oil and gas industry. The acquisition of L&L also includes a 25% interest in Highland Marine, LLC, a dedicated tug and barge operator to L&L which owns ten tug boats and fourteen barges. L&L is one of the leading marine-based diesel fuel, methanol and lubricant suppliers located along the Gulf of Mexico.
GreenHunter intends to file the Purchase Agreement as an exhibit to a later filing with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER ENERGY, INC.
By:	/s/ Morgan F. Johnston
Morgan F. Johnston
Senior Vice President, General Counsel and Secretary

Date: October 30, 2008